Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated August 26, 2010) pertaining to the Amended and Restated 2002 Long-Term Incentive Plan of ScanSource, Inc. of our reports dated August 26, 2010, with respect to the consolidated financial statements and schedule of ScanSource, Inc. and subsidiaries and the effectiveness of internal control over financial reporting of ScanSource, Inc. and subsidiaries, included in its Annual Report (Form 10-K) for the year ended June 30, 2010 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Greenville, South Carolina

August 26, 2010